                                                                   Exhibit 10.29

                                 First Amendment

With reference to the License Agreement dated the 3rd day of November, 2006 (the "Execution Date") entered into by and between Novartis Pharma AG (referred to as "Novartis"), a corporation organized and existing under the laws of the Switzerland and having its principal offices at Lichtstrasse 35, CH-4056 Basel, Switzerland and Molecular Insight Pharmaceuticals Inc., a corporation organized and existing under the laws of Delaware, with an office at 160 Second Street, Cambridge, MA 02142 USA (hereinafter "MIP"); MIP and Novartis hereby enter into this First Amendment to amend the License Agreement as follows:

1. IN SECTION 2.4.1 OF THE LICENSE AGREEMENT, A NEW PARAGRAPH 2.4.1.B SHALL BE ADDED. THE SECTION 2.4 SHALL NOW READ:

     2.4.1.a) Novartis undertakes to physically transfer the content of its investigational new drug application in the United States or equivalent documents for other countries, and all related amendments, correspondence, meeting minutes and any other documents (hereinafter collectively referred to as "IND") upon the effective date of this Agreement. For the avoidance of doubt, this does not include those parts of the IND Controlled by MMI or any information related to the manufacture of the Tyr-3 octreotide. (UNCHANGED)

     2.4.1 b) Novartis will provide a drug substance Drug Master File (DMF) to the FDA by May 2007 in support of a proposed June 2007 submission by Molecular Insight Pharmaceuticals.

2.   EXHIBIT 3:

     The Exhibit 3 attached to the License Agreement shall be replaced by the
     Exhibit 3 attached hereto as Annex 1.

3.   EFFECTIVE DATE

3.1 This Amendment shall become retroactively effective at the Effective Date, as defined in the License Agreement, and shall remain effective until the expiration or termination of the License Agreement.

4.   ENTIRE AGREEMENT

4.1 This Amendment intends to amend the License Agreement to the extent provided hereunder. The License Agreement as modified by this Amendment shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede, cancel and annul any prior written or oral agreements.

4.2 Except for the terms and conditions amended in this Amendment, all other terms and conditions of the License Agreement and its related agreements shall remain in full force and effect.

5.   TITLES

5.1 Titles in this Amendment have been inserted for convenience only and shall in no way be used in the interpretation hereof.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the dates indicated below.

MOLECULAR INSIGHT CORPORATION           NOVARTIS PHARMA AG

Date: December 21, 2006                 Date: 04 January 2007


By: /s/ David Barlow                    By: /s/ Jean-Marc Sequier
    ---------------------------------       ------------------------------------
Name/title: Chairman & Chief            Name/title: Jean-Marc Sequier
            Executive Officer


                                        By: /s/ Emmanuelle Ferrari
                                            ------------------------------------
                                        Name/title: Emmanuelle Ferrari
                                                    Legal Counsel

                                     ANNEX 1

                                    EXHIBIT 3

   ADDENDUM TO THE LICENSE AGREEMENT BETWEEN NOVARTIS PHARMA AG AND MOLECULAR
                          INSIGHT PHARMACEUTICALS INC.

Upon execution of the Krenning License, this Addendum by and between Novartis Pharma AG (referred to as "Novartis"), a corporation organized and existing under the laws of the Switzerland and having its principal offices at Lichtstrasse 35, CH-4056 Basel, Switzerland, and Molecular Insight Pharmaceuticals Inc., a corporation organized and existing under the laws of Delaware, with an office at 160 Second Street, Cambridge, MA 02142 USA (hereinafter "MIP") shall become immediately and automatically effective ("Effective Date").

WHEREAS, Dr. Krenning, Professor Dr. S.W.J. Lamberts ("Lamberts") and Sandoz Pharma Ltd ("Sandoz") have made joint inventions relating to labelled somatostatin analogues covered in the Patent Case 100-7382 and 118-7595 (hereinafter the "Generic Patent"), as set out on Exhibit 1a of the License Agreement;

WHEREAS, Krenning, Lamberts and Sandoz entered into a contractual relationship dated 10 October 1989 (the "Letter Agreement") under which Krenning granted Sandoz exclusivity to the Generic Patent in return of a royalty to be determined within a subsequent agreement ("Krenning License");

WHEREAS, Novartis Pharma AG is the successor to the rights and obligations of Sandoz;

WHEREAS, Novartis and Krenning have now executed the Krenning License;

WHEREAS, Novartis and MIP have entered into a license agreement (hereinafter the "License Agreement") under which MIP as granted a non-exclusive license to the Generic Patent to develop, sale and promote the Product;

WHEREAS, MIP wishes now to be granted an exclusive license under the Generic Patent;

WHEREAS, Novartis agrees to grant MIP an exclusive license provided MIP pays additional considerations to Krenning in addition to the royalties due to Novartis under the License Agreement;

WHEREAS, the License Agreement shall be amended accordingly;

NOW, THEREFORE, in consideration of the promises, covenants and agreements hereinafter set forth, the sufficiency of which is hereby acknowledged, the parties to this Agreement all agree as follows:

1. DEFINITIONS:

"COMMERCIALIZATION" or "COMMERCIALIZE" shall mean activities conducted by a Party either by itself or through a Third Party and directed to marketing, promoting, distributing, importing, exporting, offering for sale or selling a Product, which may include pre-launch market preparation, whether undertaken by a Party alone or with a partner or a sub-licensee. When used as a verb, "Commercialize" means to engage in Commercialization.

"COMPOUND" shall mean the DOTA-chelated somatostatin peptide analogue known as edotreotide.

"FIRST COMMERCIAL SALES" shall mean the first shipment of the Product to an independent Third Party by MIP, its Affiliates, its sub-licensee, in a country following applicable Marketing Authorization of Product in such country.

"GENERIC PATENT" shall mean the patent application GB 8828364.3, referred to as case 100-7382, referred to as Case 118-7595 and any corresponding patent applications or patents including any and all substitutions, extensions, re-examination, or supplementary protection certificates, reissues, renewals, divisions, continuations or continuations-in-part thereof, provisional patents, patents of addition, or registrations of any kind.

"KRENNING" shall mean Dr Eric P. Krenning at the Erasmus Hospital in Rotterdam.

"KRENNING DESIGNEE" OR "DESIGNEE" shall mean an individual, corporation, partnership, association, joint-stock company, trust, which is designated by Krenning pursuant to lawful purposes as the beneficiary of Krenning considerations defined under clause 3 and which is approved as such by Novartis in writing and communicated to MIP. For the sake of clarity, Novartis will authorize to have payments assigned to a single Designee one time for the duration of the Krenning Agreement, except that Krenning may be entitled to ask the payments to revert to him upon a three months prior written notice.

"KRENNING LICENSE" shall mean the agreement executed by and between Krenning and Novartis, completing the Letter Agreement, in which Krenning and Novartis have agreed on the ownership of the Generic Patent, on the share of the rights under such Generic Patent and on payments of some considerations to one another.

"KRENNING MILESTONES" shall mean the milestone payments due by MIP to Krenning as set forth in clause 2 below.

"KRENNING ROYALTIES" shall mean the royalty payments due by MIP to Krenning, as set forth in clause 2 below.

"MAJOR EUROPEAN COUNTRY" shall mean either one of France, Germany, UK, Spain or Italy.

"MARKETING AUTHORIZATION" shall mean the approval necessary for the Commercialization of a Product in a specific country.

"MIP FIELD" shall mean human oncology therapeutic use.

"NET SALES" shall mean with respect to the Product the gross amount invoiced by or on behalf of the relevant Party and its Affiliates and sublicensees for the Product sold to Third Parties other than licensees or sublicensees in bona fide, arms-length transactions, less customary deductions, determined in accordance with the Party's Accounting Standards as generally and consistently applied by that Party, to the extent included in the gross invoiced sales price of any Product or otherwise directly paid or incurred by such Party, its Affiliates or sublicensees with respect to the sale of such Product, such as:

     (i) normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of the Product;

     (ii) amounts actually repaid or credited by reasons of defects, rejection recalls, returns, rebates and allowances of goods;

     (iii) chargebacks and other amounts paid on sale or dispensing of such Product;

     (iv) rebate amounts payable resulting from governmental mandated rebate programs;

     (v) tariffs, duties, excise, sales, value- added and other taxes (other than taxes based on income);

     (vi) customary cash discounts for timely payment;

     (vii) delayed ship order credits;

     (viii) discounts pursuant to indigent patient programs and patient discount programs, including coupon discounts; and

     (x) all freight, postage and insurance included in the invoice price.

     Sales from a Party to its Affiliates shall be disregarded for purposes of calculating Net Sales. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to Third Parties shall not be deducted from the invoice price in the calculation of Net Sales.

     (a) In the case of any sale or other disposal of the Product between or among a Party and its Affiliates or sublicensees, for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm's-length sale thereafter to a Third Party;

     (b) In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time of shipment or when the Product is paid for, if paid for before shipment or invoice;

"PARTY" OR "PARTIES" shall mean MIP or Novartis, or MIP and Novartis, whichever the context admits.

"PERSON" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

"PRODUCT" shall mean the yttrium 90 radiolabeled Compound for therapeutic use and indium 111 radiolabeled Compound for dosimetry purposes , both in a form ready for use in human clinical trials and/or by the ultimate consumer with the possible trademark of OctreoTher(R).

"THIRD PARTY" shall mean any Person or other entity other than MIP, Novartis or their respective Affiliates or Sublicensees of rights conveyed under this Agreement

2. GRANT OF AN EXCLUSIVE LICENSE

2.1 Subject to the terms and conditions of this Addendum Agreement, Novartis hereby grants to MIP a world-wide, exclusive, royalty-bearing license under the Generic Patent to use, make, offer to sell, sell and import the Compound and the Product in the MIP Field, as well as to use the Indium 111 labelled Compound for dosimetry purposes in relation to the Product therapy administration.

2.2 Clause 2.1 of the License Agreement is amended accordingly.

3. CONSIDERATIONS

(A) KRENNING LICENSE FEE. Upon the Effective Date, MIP shall pay to Krenning or his Designee, the amount of USD ** ($**). Such payment will be non-refundable and will not be subject to any claims by MIP, an Affiliate or any Third Party for any reason, except that such payment shall be credited against royalty payments as set forth in clause 3c) below

(B) KRENNING MILESTONE PAYMENT. In addition, following execution of the Krenning License, MIP shall pay to Krenning or his Designee a milestone payment of USD ** ($**) upon the grant of a Marketing Authorization either by the FDA, by a Major European Country Health Authority or by the Japanese Health Authority. Such payment will be non-refundable and will not be subject to any claims by MIP, an Affiliate, or any Third Party for any reason.

(C) KRENNING ROYALTIES. Following the execution of the Krenning License and further to the lump sum payments above, MIP shall pay to Krenning or his Designee the following percentages in return for an exclusive license on the annual world-wide Net Sales of such exclusively licensed Product:

- ** % (** percent) of the annual Net Sales of the Product for Net Sales amounting less than USD ** ($**) annually.

- ** % (** percent) of the annual Net Sales of the Product on the incremental sales between USD ** ($**) and USD ** ($**)

- **% (** percent) of the annual Net sales of the Product on the incremental sales over USD ** ($**).

Payments to Krenning or his Designee by MIP shall be made in Euros for all Net Sales invoiced in Euros by MIP, without currency conversion, and in US Dollars for all other Net Sales. Such payments will be non-refundable and will not be subject to any claims by MIP or any Third Party, for any reason, except for the first USD ** ($**) which are offset against the first half payment of the License Fee as set forth in 3a).

(D) ROYALTY TERM

The duration of the royalty obligation shall be determined on a country by country basis. Royalties shall be payable quarterly from the First Commercial Sales of the Product in such country (i) for the period such Product's use or sale is Covered by a Valid Patent Claim in such country, or (ii) for a period of ten (10) years from First Commercial Sales; and if both (i) and (ii) are applicable, for the longer of either.

(E) REPORTS.

MIP shall generate a report to submit to Krenning within sixty (60) days of the end of each calendar quarter and, after receipt of invoice from Krenning, a sample of which is attached hereto as Schedule I, MIP shall make payment in full to Krenning or his Designee within sixty (60) days. The report shall set forth by country, (i) the Net Sales of Product, (ii) the number of units of Product sold and the royalties payable hereunder, (iii) the withholding


                       *Confidential Treatment Requested*
taxes, if any, required by law to be deducted in respect of such sales; (iv) the date of the First Commercial Sales of the Product in each country during the reporting period; and (v) the exchange rates used in determining the amount of US Dollars, for such payments that are to be made in US Dollars. With respect to sales of the Product invoiced in Euros, the Net Sales, and royalties payable shall be expressed in Euros. With respect to sales of the Product invoiced in a currency other than U.S. Dollars ("USD"), the Net Sales and amounts due to Krenning hereunder will be expressed in the US Dollars equivalent calculated on a monthly basis in the currency of the country of sale and converted to their US Dollar equivalent using the following method: the Net Sales in each country in the Territory at each quarterly period in US Dollars shall be calculated by translating the cumulative Net Sales in local currency in each country in the Territory into those in US Dollars using the exchange rate mechanism in accordance with General Accounting Practice (GAP) as generally and consistently applied by U.S. Commercial Pharmaceutical Companies, normally used and approved by MIP accountants for such currency calculations.

(F) AUDITS.

Upon the written request of Krenning, and not more than once in each calendar year, MIP shall permit an independent certified public accounting firm of nationally recognized standing, selected by Krenning and reasonably acceptable to MIP, at Krenning's expense, to have access during normal business hours to such records of MIP as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any years ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to Krenning only whether the records are correct or not and the specific details concerning any discrepancies. All other confidential information of the accounting firm, including working papers, shall be shared exclusively with the legal counsel representing the requesting party, and its subcontractors, for the purpose of analysis and verification, on a confidential basis, such that information provided by the accounting firm shall not be disclosed to the requesting party.

     If such accounting firm concludes that additional royalties were owed during such period, MIP shall pay the additional royalties within thirty (30) days of the date of Krenning delivery to MIP such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by Krenning, provided however, that if the audit discloses that the royalties payable by MIP for the audited period are more than one hundred and five ten percent (105%) of the royalties actually paid for such period, then MIP shall pay the reasonable and direct fees and expenses charged by such accounting firm. Any overpayment determined pursuant to this provision shall be credited to the next payment due hereunder from MIP. If no further payments by MIP will be due hereunder then a refund of any such overpayment will be made within thirty (30) days of the delivery of a detailed written accountants' report to the Parties hereto.

(G) UNDERPAYMENTS.

If at any time during the term of the Agreement and thereafter, it is determined that MIP underreported sales to Krenning, then any royalty payments related to such under reporting of sales shall be reported and paid to Krenning or his Designee within sixty (60) days of MIP's first knowledge of such underpayment with Interest.

(G) INTEREST.

Payments due by MIP under the Agreement, when overdue, shall bear interest at a rate per annum equal to LIBOR (London Interbank Offered Rate) plus one percent (1%) at the time such payment is due, and for the time period until payment is received by Krenning or his Designee.

(H) CONFIDENTIAL FINANCIAL INFORMATION.

Krenning shall treat all financial information subject to review under this
Article 3 as confidential and shall cause its accounting firm to retain all such financial information in confidence.

(I) PAYMENT METHOD.

Royalty, License Fee and Milestone Payment and Interest payments by MIP under the Agreement shall be paid in US Dollars and/or in Euros, by bank wire transfer or bank check in immediately available funds to such account as Krenning shall designate before such payment is due.

(J) EXCHANGE CONTROL. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where each Product is sold, payment shall be made through such lawful means or methods as MIP shall reasonably shall determine after consultation with Krenning.

(K) ROYALTY ACCRUAL. There shall be no obligation to pay Krenning royalties on a reasonable amount of samples lawfully used in the Territory and on Product used (and not sold) during pre-clinical or clinical testing, or for physician preference testing, teaching or experimental purposes, or for any other similar pre-commercial uses of Product.

(L) DESIGNEE. Novartis MIP payment to Krenning Designee shall relieve MIP of any identical payment to Krenning. MIP shall not be liable for any additional tax or costs that such Third Party beneficiary payment may cause.

4. SUPPLY OF THE PRODUCT

Commercial Supply to Erasmus Hospital. In the event that the Product is commercialised in Europe, including in the Netherlands, MIP shall discuss in good faith with Krenning and the Erasmus Hospital the supply procedure of the Product to the Hospital under which the Hospital shall be granted a reasonable quantity of the Product for its commercialisation requirements for a price which shall in no event be greater than the price agreed with other hospitals in Europe with similar size and stature.

5. PATENT MAINTENANCE AND DEFENSE

In the event that Novartis has lost interests in the Generic Patent and has offered it to MIP, MIP undertakes the following:

     a) MIP will keep Krenning informed before taking any major decision relating to the maintenance of the Generic Patent, and shall provide written notification of such change no less than ninety (90) days prior to any change relating to the maintenance of the Patents in a country.

     b) in the event that MIP decides to abandon the Generic Patent in one or several countries, it shall provide written notice to Krenning thereof no less than ninety (90) days prior to the final date for filing a response or submitting a payment to the relevant governmental office regarding such Generic Patent after which the Generic Patent would become abandoned. After receiving such notice, Krenning may, but is not obligated to, elect to continue preparation, filing and prosecution or maintenance of the discontinued Generic Patent at his sole expense. Ownership of any such discontinued Generic Patent shall at the request of Krenning be fully assigned by MIP to Krenning and MIP shall promptly prepare and execute such documents and perform such acts as may be reasonably necessary for assigning such sole ownership to Krenning at MIP's sole expense and at no cost to Krenning. Krenning shall be responsible for the filing of any such documents, and the expenses related to such filings.

     c) MIP shall have the first right, but not the obligation to take, institute and prosecute legal proceedings in case of Generic Patent rights infringement or to control the defense of any declaratory judgment action relating to the Generic Patent.

6. CONFIDENTIALITY

Except for the right to disclose the terms of this Addendum Agreement to Krenning, the terms and conditions of this Addendum Agreement shall be confidential and subject to the conditions as set forth in Article 9 of the License Agreement.

7. ENTIRE AGREEMENT

Except as set forth in Section 2,3 and 5, this Addendum Agreement and its
Schedule I shall not replace, amend, supersede or be in lieu of any provisions set forth in the License Agreement.

8. ADDITIONAL AGREEMENT

Novartis agrees that MIP shall be entitled to enter into a separate agreement with Krenning setting forth further terms and conditions of their collaboration.

                                   Schedule I

                                Sample of Invoice

                                                                         INVOICE

SENDER'S LOGO
Street                                                         INVOICE DATE:
Town, Country                                                  XXXXX, 200X
Phone and Fax Nr.

                                                               INVOICE NO.: XXXX

BILL TO:                                 FOR:

Molecular Insight Pharmaceuticals Inc.   Product X Royalties 1st Quarter 200X

160 Second Street,                       (or Milestone for event Y)

Cambridge, MA 02142 USA

             DESCRIPTION                  AMOUNT (USD)
             -----------                 -------------
Product X royalties January - March      US$000,000.00
200X calculated based on Novartis
provided sales report (see attached
worksheet)

(Or milestone payment for event Y,
according to paragraph XY of agreement
ZZZZ dated ____________)

Novartis/MIP Contract Code

Please specify the event for which the
invoice is due, and add any copies of
invoices from third parties in case
reimbursement for third party work is
agreed to

PLEASE REMIT BY WIRE TRANSFER WITHIN 60 DAYS TO:

   Receiving Bank - __________

   Swift Code     - __________

   IBAN Number    - __________

   Credit Account - __________

   Beneficiary    - __________

      TOTAL                                 000,000.00

If you have any questions concerning this invoice, contact __________ or e-mail to __________


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

VAT -Reg. No. Xxxxxxxxxx (only if applicable)

                                         BEST REGARDS,


                                         ---------------------------------------


                                                                              11